Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Amended and Restated 2004 Employee Stock Purchase Plan, 2009 Stock Plan, as amended, and 2014 Equity Incentive Plan, as amended, of Molecular Templates, Inc. of our report dated March 27, 2017, with respect to the consolidated financial statements of Molecular Templates, Inc. (formerly known as Threshold Pharmaceuticals, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

October 17, 2017